Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 23, 2004 accompanying the consolidated financial statements and supplemental schedule of SatCon Technology Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 2004, which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Boston, Massachusetts
September 21, 2005